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                             EXHIBIT 99.2



















                       Audited Financial Statements


                      Chemical Financial Corporation
                         1992 Stock Purchase Plan
                         for Subsidiary Directors


                             December 31, 1998





















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ERNST & YOUNG LLP            - Suite 1700               - Phone: 313 596 7100
                               500 Woodward Avenue
                               Detroit, Michigan 48226-3426




                      REPORT OF INDEPENDENT AUDITORS




Plan Administrator
Chemical Financial Corporation
1992 Stock Purchase Plan for
Subsidiary Directors

We have audited the accompanying statements of financial condition of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors as of December 31, 1998 and 1997 and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors at December 31, 1998 and 1997, and the results of its operations and changes in its plan equity for each of the three years in the period December 31, 1998 in conformity with generally accepted accounting principles.


                                          S/ ERNST & YOUNG LLP


February 5, 1999

                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS


                     STATEMENTS OF FINANCIAL CONDITION
                                                                         DECEMBER 31,
                                                                   1998              1997
                                                                 --------          --------
ASSETS
Cash                                                             $    963          $  1,139
Common stock receivable of Chemical
   Financial Corporation, at market value - (9,076
   shares at a cost of $300,078 at December 31, 1998
   and 9,197 shares at a cost of $263,868 at
   December 31, 1997)                                             304,046           329,270
                                                                 --------          --------
Total assets                                                     $305,009          $330,409
                                                                 ========          ========

LIABILITIES AND PLAN EQUITY
Plan equity (51 participants at December 31,
   1998 and 46 participants at December 31, 1997)                $305,009          $330,409
                                                                 ========          ========




See accompanying notes.
















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
                      CHEMICAL FINANCIAL CORPORATION
                         1992 STOCK PURCHASE PLAN
                         FOR SUBSIDIARY DIRECTORS


              STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY

                                                YEARS ENDED DECEMBER 31
                                             1998         1997         1996
                                           --------     --------     --------
ADDITIONS
Participant contributions                  $294,650     $258,775     $263,650
Dividend equivalents                          3,669        3,501        2,965
Other income                                    704        1,055          848
                                           --------     --------     --------
                                            299,023      263,331      267,463

DEDUCTIONS
Plan distributions                          329,354      291,431      294,346
                                           --------     --------     --------
                                            (30,331)     (28,100)     (26,883)
Net realized appreciation
  in fair value of investments                4,931       65,402       25,745
                                           --------     --------     --------
Net increase (decrease)                     (25,400)      37,302       (1,138)
Plan equity at beginning of year            330,409      293,107      294,245
                                           --------     --------     --------
Plan equity at end of year                 $305,009     $330,409     $293,107
                                           ========     ========     ========




See accompanying notes.











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
                    CHEMICAL FINANCIAL CORPORATION
                       1992 STOCK PURCHASE PLAN
                       FOR SUBSIDIARY DIRECTORS


                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1998


     The Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors (the Plan) was implemented by Chemical Financial Corporation (the Corporation) on April 30, 1992. The Plan is designed to provide non-employee directors and advisory directors of the Corporation's subsidiaries, who are neither directors or employees of the Corporation, with a convenient method of acquiring Corporation stock.

NOTE 1 - DESCRIPTION OF THE PLAN

     Subsidiary directors and advisory directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their director board fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or advisory directors of the Corporation's subsidiaries. Participant contributions to the Plan are made by the Corporation's subsidiaries on behalf of each electing participant. Amounts remitted to the Plan are credited to a separate cash account for each participant. As of the last day of each month, each participant's cash account is debited for the purchase of whole shares of the Corporation's stock and credited to a separate participant stock account. The stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year, in the month of January. The Plan provides for dividend equivalents to be credited to each participant's cash account, as of the dividend record date of the Corporation's common stock. Dividend equivalents are calculated by multiplying the Corporation's dividend rate by the number of shares of common stock in each participant's stock account, as of the Corporation's dividend record date. The Plan also provides for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of the Corporation's common stock by the Corporation. Fractional shares calculated as a result of the above adjustments are converted to cash based on the market price of the Corporation's common stock, and are credited to each participant's cash account. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan when


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they cease to serve as directors or advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of common stock of the Corporation in their participant stock account and the cash in their participant cash account.

NOTE 1 - DESCRIPTION OF THE PLAN (CONTINUED)

     As of December 31, 1998, the Plan had 6,186 remaining shares of the Corporation that it was authorized to issue. The 1998 Stock Purchase Plan for Subsidiary Directors ("new plan") was approved by the Board of Directors of the Corporation on December 14, 1998, with the same terms and provisions of the Plan. A common stock receivable for 2,890 shares of the Corporation, with a market value of $96,815, cost basis of $95,245, and cash of $963 were transferred to the new plan on January 1, 1999.

     The Corporation reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

     The Plan provides that all expenses of the Plan and its administration shall be paid by the Corporation.

     The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of the common stock of Chemical Financial Corporation purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.










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
                    CHEMICAL FINANCIAL CORPORATION
                       1992 STOCK PURCHASE PLAN
                       FOR SUBSIDIARY DIRECTORS

                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1998


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

VALUATION OF COMMON STOCK RECEIVABLE

     Common stock receivable of Chemical Financial Corporation is recorded at the fair market value of the number of shares receivable at the end of the period. Market value is based on the closing bid price of the Corporation's stock at year end ($33.50 per share at December 31, 1998 and $35.80 per share at December 31, 1997). The number of shares receivable and closing bid prices were adjusted for the 5 for 4 stock split paid on Chemical Financial Corporation common stock on December 16, 1998.

INCOME

     Dividend equivalents and fractional share interests are accrued on the Corporation's dividend or other record date.

CONTRIBUTIONS

     Contributions are accounted for on the accrual basis.




















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
                    CHEMICAL FINANCIAL CORPORATION
                       1992 STOCK PURCHASE PLAN
                       FOR SUBSIDIARY DIRECTORS

                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1998


NOTE 3 - CONTRIBUTIONS

     Contributions for participants by the participating companies were as follows:

                                          YEARS ENDED DECEMBER 31
PARTICIPATING COMPANY                  1998         1997         1996
                                     --------     --------     --------
Chemical Bank and Trust Co.          $ 55,000     $ 70,700     $ 73,025
Chemical Bank Bay Area                 34,800       33,100       37,525
Chemical Bank Central                  37,150       26,400       22,050
Chemical Bank Thumb Area               34,100       26,650       21,200
Chemical Bank Michigan                 32,700       29,750       31,750
Chemical Bank Montcalm                 16,200       15,000       19,500
Chemical Bank North                    13,575        3,150        4,650
Chemical Bank South                    23,425       19,125       19,425
Chemical Bank West                     11,700        8,900        8,625
Chemical Bank Key State                33,000       20,000       20,400
CFC Data Corp                           3,000        6,000        5,500
                                     --------     --------     --------

             Total Contributions     $294,650     $258,775     $263,650
                                     ========     ========     ========














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